Exhibit 10.1

January 1, 2022

Maureen Hewitt

mhewitt@myinnovage.com

Re:     Separation Letter Agreement

Dear Maureen:

This letter agreement (this “Letter Agreement”) confirms our understanding regarding your resignation from employment with InnovAge Holding Corp. (“InnovAge”) and its subsidiaries and affiliates (together with InnovAge, the “Company”). Except as otherwise provided herein, initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement, by and between you and TCO Acquisition Corporation, dated October 30, 2015 (the “Employment Agreement”).

1.          Separation Overview. This Letter Agreement confirms that your last day of employment with the Company and your employment separation date will be January 1, 2022 (the “Separation Date”). Effective as of the Separation Date, you will be deemed to have resigned from all of your positions at the Company, without any further action required therefor (collectively, the “Resignations”). InnovAge, on its own behalf and on behalf of its subsidiaries and affiliates, hereby accepts the Resignations as of the Separation Date, and you agree to execute any additional documentation as the Company may reasonably request to effectuate the foregoing. The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Company shall pay any accrued but unpaid wages and an amount in respect of any accrued but unused paid time off, in each case, in a lump sum, less all applicable deductions and withholdings, on the Separation Date.

2.            Separation Benefits. In consideration for your compliance with paragraphs 4 and 5 hereof, and subject to your compliance therewith, the Company will pay to you (i) an amount equal to Two Million Six Hundred Seventy-Seven Thousand One Hundred Forty-Seven Dollars and Twenty Cents ($2,677,147.20), which represents the sum of (x) twenty-four (24) months of your Base Salary and (y) an amount equal to one and one-half (1.5) times your Annual Bonus at the target amount, in substantially equal installments over the twenty-four (24)-month period immediately following the Separation Date, in accordance with the Company’s regular payroll practices; (ii) a pro-rata portion of your Annual Bonus (if any) earned for the year in which termination occurs, based on your actual performance through the date of such termination and determined in accordance with Section 4(b) of the Employment Agreement, to be paid at the time that annual bonuses for the 2022 fiscal year are paid by the Company generally; and (iii) the reimbursement of your reasonable legal fees incurred in connection with the review and negotiation of this Agreement and any other agreement ancillary to your separation from the Company, up to $20,000 in the aggregate. In addition, as further consideration for your compliance with paragraphs 4 and 5 hereof, and subject to your compliance therewith, the Company also will pay your monthly health insurance premiums, subject to your timely electing to continue your coverage (and, if applicable, the coverage of your eligible dependents) in the Company’s group health plans under the federal law commonly known as “COBRA” or similar state law, until the earliest to occur of (a) twenty-four (24) months following the Separation Date, (b) the date on which you cease to be eligible for such COBRA coverage under applicable law or plan terms and (c) the date you become eligible for health insurance coverage through a subsequent employer or otherwise (the “COBRA Premiums”). The payments set forth in this paragraph 2 are hereinafter referred to as the “Separation Benefits” and are in full consideration of any payments or benefits due to you under the Employment Agreement. Payment of the Separation Benefits shall commence on the first payroll date immediately following the expiration of sixty (60) calendar days from the Separation Date, with the first payment to include all amounts that otherwise would have been payable prior thereto absent the delay. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA Premiums would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

3.          No Other Compensation or Benefits. You acknowledge that, except (a) as expressly provided in this Letter Agreement, (b) as otherwise specifically provided under any employee benefit plan of the Company, or (c) as otherwise required by applicable law, you will not receive any additional compensation, bonus, severance or other benefits of any kind or of any amount following the Separation Date.

4.            Release. The Separation Benefits contemplated by paragraph 2 hereof will only be due and payable, and the 496,536.78 vested Class B Units of TCO Group Holdings, L.P. (“Holdings”) that you hold pursuant to that certain Class B Unit Award Agreement (the “Award Agreement”) evidencing an award granted to you on September 22, 2020 (the “Vested Class B Units”) will only remain outstanding following the Separation Date, if, within sixty (60) days following the Separation Date, you deliver to InnovAge the executed general release of claims in the form attached on Exhibit A hereto (the “Release”), and the Release becomes effective and non-revocable in accordance with its terms during such sixty (60)-day period. The Release creates legally binding obligations, and the Company hereby advises you to consult an attorney before you sign the Release.

5.            Restrictive Covenants; Survival.

(a)            You hereby (i) reaffirm your obligations under the following arrangements (collectively, the “Restrictive Covenants”): (A) Sections 7, 8 and 9 of the Employment Agreement and (B) Section 4 of the Award Agreement, and (ii) understand, acknowledge and agree that the Restrictive Covenants will survive your termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof. If, during such time that you are receiving the Separation Benefits or while your Vested Class B Units remain outstanding, you breach any of the Restrictive Covenants, your right to receive any Separation Benefits shall immediately cease and be forfeited, and you shall immediately repay to the Company any Separation Benefits previously paid to you.

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(b)           18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Letter Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(c)            Notwithstanding anything to the contrary contained herein, no provision of this Letter Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.

6.            Cooperation. You agree that you will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency (each, a “Claim”), including testifying truthfully in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts upon reasonable notice and at reasonable times and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph . You understand and agree that to the maximum extent permitted by law and applicable evidentiary rules and privileges, you will treat your communications with the Company’s legal counsel pursuant to this cooperation obligation as strictly confidential and privileged from disclosure. Similarly, to the maximum extent permitted by law and applicable evidentiary rules and privileges, the Company shall treat all of its communications with your legal counsel pursuant to this cooperation obligation as strictly confidential and privileged from disclosure. The Company will (a) reimburse you for reasonable and documented expenses incurred in connection with such cooperation and assistance (including the payment and advancement of your reasonable legal fees), subject to and in accordance with Section 13 of the Employment Agreement; and (b) use best efforts to minimize any disruption to your activities, including work for any future employer(s). It is expressly understood that the reimbursement of expenses pursuant to this paragraph is meant to minimize any inconvenience and out of pocket losses you would otherwise incur, and is in no way intended to influence any testimony and/or other assistance you may provide. At all times, the Company expects and requires that your cooperation and assistance, including any testimony, be completely truthful and honest. For the avoidance of doubt, nothing in this Letter Agreement shall (i) be deemed a waiver, limitation, revocation or retraction of any right you may have under applicable statutory or common law, Company by-law, certificate of incorporation or other governing documents or insurance policy to indemnification or advancement, including but not limited to any right you have to indemnification and/or advancement for legal fees and costs, or any other losses or expenses or (ii) affect your rights to indemnification and/or the reimbursement of any expenses incurred by you (including reasonable attorneys’ fees) as set forth in Section 13 of the Employment Agreement, which shall remain in full force and effect in accordance with their respective terms.

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7.            Return of Company Property. On or as soon as reasonably practicable following the Separation Date, you shall promptly return, to the Company, originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying confidential information, or relating directly or indirectly to the business of the Company, and all other property of the Company, then in your possession or control.

8.           Non-Disparagement. Subject to paragraph 5 of the Release, you agree that you will never disparage or criticize the Company, or its business, management, products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or harm the interests or reputation of the Company. InnovAge will direct its senior officers and directors as of the Separation Date not to make or cause to be made any statements that disparage or criticize you or your reputation. Notwithstanding the foregoing, nothing herein shall prevent either you or any of InnovAge’s senior officers or directors from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

In connection with your resignation, InnovAge will issue a press release in the form attached as Exhibit B and an internal communication in the form of Exhibit C. Any communication by you or InnovAge, either internally or externally, shall be materially consistent with those Exhibits.

9.            Governing Law & Forum. This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with Section 23 of the Employment Agreement and you hereby submit to the exclusive jurisdiction of the courts in and of the State of Colorado in connection with any such claim or dispute; provided, that, for the avoidance of doubt, any disputes with regard to the Award Agreement will be determined in accordance with the governing provisions of the Award Agreement.

10.            Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that the payments contemplated under this Letter Agreement be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”), and accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith or exempt therefrom. You and the Company hereby agree that your termination of employment and the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A. Additionally, Section 5(g) of the Employment Agreement will apply mutatis mutandis to this Letter Agreement.

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11.          Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement (inclusive of Exhibit A attached hereto) constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to your employment or termination of employment, whether written or oral (including, without limitation, the Employment Agreement; provided, that, (a) Sections 5(g) and 6 through 23 of the Employment Agreement and (b) the Holdings’ Equity Incentive Plan, the Award Agreement and Holdings’ Amended and Restated Agreement of Limited Partnership, dated as of July 27, 2021 will survive the Separation Date and remain in full force and effect in accordance with their terms (and Section 5(g) of the Employment Agreement shall apply mutatis mutandis to this Letter Agreement). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company and inure to the benefit of you and the Company, and your and their respective heirs, successors and assigns; provided, that, you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

12.        Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Letter Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your separation from employment with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,

INNOVAGE HOLDING CORP.

By:	/s/ Andrew Cavanna

Name:	Andrew Cavanna

Title:	Chairman

EXECUTIVE ACKNOWLEDGMENT

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my separation from employment with the Company, and I hereby confirm my agreement to the same.

Dated: January 2, 2022	/s/ Maureen Hewitt
Maureen Hewitt

Separation Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, Maureen Hewitt, in consideration of and subject to the performance by InnovAge Holding Corp. (“InnovAge”) and its subsidiaries and affiliates (together with InnovAge, the “Company”), of their obligations under the Separation Letter Agreement, dated as of January 1, 2022 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under paragraph 2 of the Letter Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2 of the Letter Agreement (i) unless I execute this Release of Claims (the “General Release”) and do not revoke this General Release within the time period permitted hereafter or (ii) if I breach this General Release. For the avoidance of doubt, I acknowledge and agree that, if, during such time that I am receiving the Separation Benefits (as defined in the Letter Agreement) or while my Vested Class B Units (as defined in the Letter Agreement) remain outstanding, I breach any of the Restrictive Covenants (as defined in the Letter Agreement), my right to receive any Separation Benefits shall immediately cease and be forfeited, and I shall immediately repay to the Company any Separation Benefits previously paid to me. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company. In signing this General Release, I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with the Company, including pay for all work I have performed for the Company through the date hereof (to the extent not previously paid) and pay, at my final base rate of pay, for any vacation time I earned but have not used as of the date hereof.

2.	Except as provided in paragraphs 4, and 8 below and except for the provisions of the Letter Agreement and the Employment Agreement (as defined in the Agreement) which expressly survive the termination of my employment with the Company as specified in the Letter Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, rights and claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages and compensation, claims for costs and attorneys’ fees, or liabilities of any kind and nature whatsoever, whether in law or in equity, both past and present, (through the date I sign this General Release) and whether now known or unknown, suspected or unsuspected, contingent, claimed or otherwise, which I now have or ever have had against any of the Released Parties in any way related to, arising out of or connected with my employment and/or other relationship with, or my separation or termination from, the Company, or pursuant to the Letter Agreement or Employment Agreement or Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; the wage and hour and fair employment practices law of the state or states in which I have provided services to the Company (each as amended from time to time) or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing are collectively referred to herein as “Claims”), and I hereby waive all such Claims. I understand that nothing contained in this General Release shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity.

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3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. This General Release also does not waive any Claims for any vested pension benefits (if any), or for indemnification under the Employment Agreement or the Company’s D&O Policy, by-laws, certificate of incorporation or other governing documents, or rights arising after the date hereof as an equity holder or under any equity based award.

5.	Except as provided in paragraphs 4 and 8, I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in paragraphs 4 and 8 or (ii) that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, filed by me or by anyone else on my behalf.

6.	I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Without limiting the foregoing, I expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that the general release and waiver of claims set forth in this General Release is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time I sign it, and that this General Release. contemplates the extinguishment of any and all such Claims. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company and/or any other Released Party, or in the event I should seek to recover against the Company and/or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by and termination from the Company.

8.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof or (ii) any rights or claims that cannot be waived by law.

9.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I ACKNOWLEDGE I MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE DATE MY EMPLOYMENT WITH THE COMPANY TERMINATES;

6.	I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE (INCLUDING, BUT NOT LIMITED TO, THE TIME PERIODS REQUIRED UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT, AS AMENDED) ;

7.	I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT;

8.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT (AND IF I INTEND TO REVOKE MY SIGNATURE I MUST DO SO IN WRITING ADDRESSED AND DELIVERED TO THE CHIEF LEGAL OFFICER AT THE COMPANY PRIOR TO THE END OF THE SEVEN (7)-DAY REVOCATION PERIOD) AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED, PROVIDED I HAVE NOT REVOKED MY ACCEPTANCE;

9.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

10.	I HAVE NOT RELIED ON ANY PROMISES OR REPRESENTATIVES, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

11.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[DO NOT SIGN BEFORE THE SEPARATION DATE.]

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DATE: January 2, 2022	/s/ Maureen Hewitt
Maureen Hewitt

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